CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus/Information Statement and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-14)(File Nos. 333-57017 and 811-08821) of Rydex Variable Trust of our report on the Absolute Return Strategies Fund and Hedged Equity Fund of Rydex Variable Trust dated February 26, 2009, included in the 2008 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 13, 2009